SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 18, 2005

Wells Real Estate Fund IV, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-20103	58-1915128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 18, 2005, Fund III and Fund IV Associates (the "Joint Venture"), a joint venture partnership between Wells Real Estate Fund III, L.P. and Wells Real Estate Fund IV, L.P. (the "Registrant"), and Apex Systems, Inc. ("Apex"), an unrelated third party, entered into a Second Amendment to Lease (the "Agreement"). The Agreement amends an existing lease between the Joint Venture and Apex. The Agreement increases the square footage leased by Apex from approximately 21,300 square feet to 27,000 square feet with a lease term commencing July 1, 2005 and shall expire September 30, 2015 in an approximately 43,000 square foot office building located in Richmond, VA ("4400 Cox Road"). The monthly base rent payable under the Agreement on the additional space is approximately $8,300 from July 1, 2005 through November 30, 2005 and increases by approximately 2.5% on December 1, 2005 and again on May 15, 2006. Effective December 1, 2006, the monthly base rent increases by approximately 2.5% every December until the lease expiration. Beginning January 1, 2007, in addition to the monthly base rent, Apex will reimburse the Joint Venture monthly for their share of the annual operating expenses. As a result of entering into the Agreement, Apex is entitled to a Joint Venture funded tenant improvement allowance up to approximately $142,000.

The Joint Venture owns 100% of 4400 Cox Road and Apex is one of two tenants at the building. The Registrant owns an equity interest of approximately 42.79% in the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND IV, L.P (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	Wells Capital, Inc. General Partner

By:	/s/ Leo F. Wells, III Leo F. Wells, III President

Date: April 22, 2005